FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-09

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 12/04/25 09:27:20 UTC-5:00
Subject:	WFCM 2025-5C7 - PUBLIC NEW ISSUE **LAUNCH**

WFCM 2025-5C7 - PUBLIC NEW ISSUE **LAUNCH**

$672.485MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, SG Americas Securities, LLC and UBS Securities LLC
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/S&P/DBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	D UW NOI Y%	LTV%	LAUNCH
A-1	AAAsf/AAA(sf)/AAA(sf)	$4.228	30.000%	2.44	1–56	18.4%	40.0%	J+75
A-2*	AAAsf/AAA(sf)/AAA(sf)	$90.000	30.000%	4.80	56-58	18.4%	40.0%	J+83
A-3*	AAAsf/AAA(sf)/AAA(sf)	$446.076	30.000%	4.87	58-59	18.4%	40.0%	J+85
A-S	AAAsf/AA-(sf)/AAA(sf)	$50.171	23.500%	4.91	59–59	16.8%	43.7%	J+115
B	AA-sf/NR/AAA(sf)	$45.347	17.625%	4.91	59–59	15.6%	47.1%	J+150
C	A-sf/NR/AA(sf)	$36.663	12.875%	4.91	59–59	14.8%	49.8%	J+215

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

POOL BALANCE:	$771,863,063
NUMBER OF LOANS/PROPERTIES:	25 / 265
WA MORTGAGE INT. RATE:	6.5698%
WA CUT-OFF LTV:	57.1%
WA UW NCF DSCR:	1.79x
WA UW NOI DEBT YLD:	12.9%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	69.2%

LOAN SELLERS:	WFB (26.8%), ZBNA (15.9%), CREFI (15.0%) JPMCB (13.3%), UBS AG (12.3%), BSPRT (7.8%), GSMC (5.6%) AND SGFC (3.4%)
TOP 5 STATES:	NY (40.2%), FL (10.1%), PA (9.2%), SD (7.8%), TX (5.2%)
TOP 5 PROPERTY TYPES:	MF (32.4%), RT (27.9%), HT (9.8%), SS (9.2%), MU (7.8%)

RISK RETENTION:	HORIZONTAL

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	CWCapital Asset Management LLC
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	BellOak, LLC
INITIAL CONTROLLING CLASS REP:	BIG Real Estate Fund III, L.P. (or its affiliate)

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
ANTICIPATED PRICING:	Today at 11am et
ANTICIPATED SETTLEMENT:	December 18, 2025

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	WFCM 2025-5C7
Password:	WFCM5C7

Trepp:
Dealname:	WFCM 2025-5C7
Password:	WFCM5C7

Intex:
Dealname:	WFC255C7
Password:	aub4do1m8kapvpkkkjq0z

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.